Exhibit 99.1

Contact:	Gary Kohn	Robin Caputo
	Investor Relations	Media Relations
	303-625-5256	303-267-3876
	gkohn@ciber.com	rcaputo@ciber.com

CIBER REPORTS SECOND QUARTER 2012 RESULTS

GREENWOOD VILLAGE, Colo., Aug. 7, 2012— Ciber, Inc. (NYSE: CBR), a global information technology consulting, services and outsourcing company, today reported results for the second quarter of 2012.

Highlights from continuing operations for the second quarter 2012 include:

(Significant items from last year’s second quarter are described at the end of this press release):

•                  Revenue of $237.0 million, a 2% year-over-year decrease, or a 3% increase in constant currency

•                  Operating income of $4.7 million, up 117%, or up 11% excluding last year’s significant items

•                  Excluding significant items, revenue decreased 7% year-over-year, or 2% in constant currency

•                  Sequentially revenue decreased 2%, or 1% in constant currency

•                  Net income from continuing operations of $0.3 million, or $0.00 per share

•                  Cash on hand at quarter end of $29.1 million, and bank debt outstanding of $36.2 million

President and Chief Executive Officer Dave Peterschmidt said, “We have accomplished a great deal in changing the flight of Ciber during challenging times.  In the second quarter we delivered year-over-year operating income growth despite softness in revenue.  Our focus on improving the sales engine in North America produced revenue growth sequentially for the second consecutive quarter for this division, we held International revenue flat year-over-year in local currency, and we expanded each segment’s gross margin from first quarter levels.”

Claude Pumilia, Executive Vice President and Chief Financial Officer, commented, “We are pleased with the performance and trajectory of our North America business.  On the International side, revenue declined year-over-year as a result of economic headwinds in Europe, as well as the unfavorable changes in currency rates which we expect to be a headwind for the rest of 2012.”

Second Quarter Financial Results from Continuing Operations

Revenue of $237.0 million decreased 2% or increased 3% in constant currency compared with the last year’s second quarter.  Excluding the significant items in last year’s second quarter, revenue decreased 7% or 2% in constant currency.  Sequentially from the first quarter of 2012, revenue decreased 2% or 1% in constant currency.

The second quarter 2012 gross margin improved to 25.5% from 20.6% (24.8% excluding significant items) in last year’s second quarter.  Significantly improved project management resulting in fewer adjustments for project overruns was a major contributor to the year-over-year improvement in gross margin.  Ciber also expanded gross margin through stricter operational disciplines, and more efficient delivery of a refined, more concise set of offerings.

Selling, general and administrative expenses (SG&A) in the quarter were $55.5 million equating to 23.4% of revenue.  The $4.6 million, 8% reduction in SG&A from the second quarter 2011 was achieved through cost containment and efficiency initiatives.  Savings were derived from reduced employee related expenses, and contained discretionary spending.

Second quarter 2012 operating income from continuing operations of $4.7 million compares to an operating loss in the second quarter of 2011 of $27.5 million, or operating income of $4.2 million excluding last year’s significant items.  The operating margin in Q2 2012 was 2.0% compared with last year’s second quarter operating margin of (11%), or 1.7% excluding the significant items.

Net income from continuing operations for the second quarter 2012 was $0.3 million or $0.00 per share.  Last year’s second quarter net loss excluding significant items was $0.7 million, or $0.01 per share.  Last year’s second quarter GAAP net loss from continuing operations was $59.0 million or $0.82 per share.

The International division, which represented 48% of consolidated revenue, delivered $114.8 million in revenue for the second quarter 2012.  Revenue declined 10%, or was flat in constant currency year-over-year.  Sequentially revenue was down 7% or 5% in constant currency from the first quarter of 2012.  Ciber continued to grow revenue in the U.K., Norway and Germany, but this strength was in part offset by lower year-over-year revenue from the division’s largest client.  Gross margin was down from last year’s second quarter driven mostly by lower than expected utilization rates and increased use of subcontractors.  Gross margin was up 200 basis points from the first quarter 2012.  Operating margin for the segment was 6%, a 50 basis points increase from the same quarter last year and was down sequentially from first quarter 2012.  The year-over-year increase was driven by lower SG&A.

The North American division, 52% of consolidated revenue, grew revenue sequentially 4% from the first quarter 2012 to $123.8 million.  Compared with 2011’s second quarter revenue expanded 9%, or declined 3% excluding the significant items.  Gross margin was up both year-over-year and sequentially from improved utilization rates and more efficient, less problematic delivery.  The revenue performance, improved gross margin, and lower SG&A yielded an operating margin of 5% which was up 20 basis points sequentially from first quarter 2012, and was up 170 basis points from the second quarter 2011 excluding the significant items.

Capital Deployment and Liquidity

Ciber’s cash balance at the end of the second quarter 2012 was $29.1 million.  The outstanding balance on the new credit facility was $36.2 million.

Cash flow used in operating activities (continuing operations) for the first six months was $29.5 million driven mostly by a $29 million increase in accounts receivables.  The Company experiences seasonality in cash flows with stronger cash flow occurring during the last six months of the year.  Management expects positive cash flow from operations for the full year 2012.   DSO’s were 64 days, an improvement from 66 days at June 30, 2011.  Capital expenditures in the first half of 2012 have totaled $2.9 million.

Continuing Operations and Segment Realignment

The Company made the strategic decision to sell its Federal division in order to focus on its core offerings.  The Company completed the sale on March 9, 2012 and therefore the Federal division is presented as a discontinued operation.  Additionally, for 2012, the Company combined the operations of its IT Outsourcing division with the remaining two divisions: International and North America.  The discussion of the Company’s results includes comparison to 2011 as if the new reporting segments were in place that year.  Quarterly results for 2011 under the new reporting segments and with the Federal division as a discontinued operation were provided in the tables of the first quarter 2012 earnings release and are available at www.ciber.com.

Significant Charges from the Second Quarter 2011 and ITO Sale

In the second quarter 2011, the Company incurred five significant charges which totaled $58.3 million after-tax ($31.7 million pre-tax) or $0.81 per share.

The items were:

•                  $13.4 million (after-tax and pre-tax) reduction of revenue, gross profit, operating income and net income and a $0.19 per share reduction of earnings per share for an adjustment required under the percentage-of-completion accounting rules as a result in changes in estimates or scope on the five fixed-price projects.

•                  $11.9 million after-tax ($16.3 million pre-tax), or $0.17 per share, non-cash charge for impairment of goodwill.  Testing of goodwill as of June 30, 2011, using discounted cash flow analysis supported by comparative market multiples to determine the estimated fair values, indicated that the book value of the former ITO division’s goodwill was impaired. This goodwill impairment charge was primarily driven by the financial performance of the former ITO division.  The charge reduces goodwill recorded in connection with acquisitions made in previous years and does not impact the Company’s business operations or cash flow.  In July 2012 the Company entered into an agreement to sell its ITO business.  The sale is likely to close in the next 60 to 90 days and the Company will present ITO as a discontinued operation in its third quarter financials.  The business has annualized revenue of approximately $60 million, and was expected to have no material impact to profitability in 2012.  Additionally, the Company will recognize a loss on the sale of around $9 million to $10 million, or $0.12 to $0.15 per share.  The loss will be shown as part of the discontinued operations.

•                  $29.1 million (after-tax and pre-tax), or $0.41 per share, write-off of deferred tax assets relating to a lack of taxable income in the U.S. during the past three years.  While the net operating loss carryforwards and other tax assets remain available for the Company’s use in future tax periods, the accounting rules require that they no longer be shown as an asset on the Company’s balance sheet.

•                  $1.9 million after-tax ($2.0 million pre-tax), or $0.03 per share, severance charge for the departure of certain senior executives.

•                  $2.0 million after-tax ($2.6 million pre-tax), or $0.03 per share charge for the current estimate of future consideration for the Segmenta acquisition.

Investor and Analyst Conference Call

Ciber President and Chief Executive Officer Dave Peterschmidt invites you to participate in a conference call or audiocast today at 11:00 a.m. Eastern Time to discuss the Company’s financial results.

The conference call and audiocast of the conference call will be available to the public.  The audiocast will be available at www.ciber.com/us/index.cfm/company/investor-relations

To participate in the conference call, dial 866-383-8003 (U.S.) or +1-617-597-5330 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 85468782.

A replay of the call and audiocast will be available one hour after the call ends through Sep 7, 2012.  To access the telephone replay, dial 888-286-8010 (U.S.) or +1- 617-801-6888 (outside the U.S.) and use the pass code 95895795.  The audiocast replay will be available at www.ciber.com/us/index.cfm/company/investor-relations.

Non-GAAP Financial Information

Ciber presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods.  These non-GAAP measurements include: revenue change year-over-year and sequentially adjusted for currency; revenue change year-over-year adjusted for second quarter 2011 significant items; revenue change year-over-year adjusted for currency and second quarter 2011 significant items; international revenue change year-over-year and sequentially adjusted for currency; North America revenue change year-over-year adjusted for second quarter 2011 significant items; operating income and operating margin change year-over-year adjusted for second quarter 2011 significant items; gross margin change year-over-year adjusted for second quarter 2011 significant items; gross margin change year-over-year adjusted for second quarter 2011 significant items; and second quarter 2011 operating income, operating margin, net loss and loss per share adjusted for significant items.

Reconciliations of non-GAAP to comparable GAAP measures are available in the body of this release as well as the accompanying schedules.   These reconciliations may also be found in the Investor Relations section of the Company’s website at www.ciber.com/cbr.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections.  Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Forward-looking statements are based on assumptions as to future events that may not prove to be accurate.  Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients’ operations and technology spending; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively; our new credit agreement, an asset-based and term loan facility, limits our operational and financial flexibility and we also face the need to comply with covenants in our credit agreement; we may not complete the sale of certain contracts and the related assets of our information technology outsourcing practice, or complete the sale within the time frame we anticipate,  or on the terms currently negotiated; possible post-closing adjustments to the purchase price on the sale of our former Federal division could reduce the purchase price and cause us to recognize a loss on that sale; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; if we are not able to anticipate and keep pace with rapid changes in technology, our business will be negatively affected; our international operations are susceptible to different financial and operational risks than our domestic operations; we intend to increase our presence in India, which may expose us to operational risks; our revenues, operating results and profitability will vary from quarter to quarter, which may impact our ability to comply with our debt covenants, and may also result in increased volatility in the price of our stock; a data security or privacy breach could adversely affect our business; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various state and local government agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities.  For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents filed with or furnished to the Securities and Exchange Commission.  We undertake no obligation to publicly update any forward-looking statements in light of new information or future events.  Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.

Ciber is a global IT consulting company with 7,000 consultants in North America, Europe and Asia/Pacific, and approximately $1 billion in annual revenue. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.Ciber.com.

Ciber, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUES
Consulting services	$223,942	$228,614	$452,063	$472,171
Other revenue	13,057	12,373	25,954	23,729
Total revenues	236,999	240,987	478,017	495,900

OPERATING EXPENSES
Cost of consulting services	168,379	184,705	342,252	367,368
Cost of other revenue	8,264	6,704	16,856	13,187
Selling, general and administrative	55,471	60,083	106,821	118,624
Goodwill impairment	—	16,300	—	16,300
Amortization of intangible assets	161	682	325	1,314
Total operating expenses	232,275	268,474	466,254	516,793

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	4,724	(27,487)	11,763	(20,893)

Interest income	226	148	423	204
Interest expense	(2,238)	(1,875)	(4,067)	(3,367)
Other income (expense), net	695	(2,689)	114	(3,474)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,407	(31,903)	8,233	(27,530)
Income tax expense	3,139	27,070	7,125	28,147

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	268	(58,973)	1,108	(55,677)
Income (loss) from discontinued operations, net of income tax	(143)	708	220	1,608

CONSOLIDATED NET INCOME (LOSS)	125	(58,265)	1,328	(54,069)
Net income attributable to noncontrolling interests	206	108	266	181

NET INCOME (LOSS) ATTRIBUTABLE TO CIBER, INC.	$(81)	$(58,373)	$1,062	$(54,250)

Basic and diluted earnings per share attributable to Ciber, Inc.:
Continuing operations	$—	$(0.82)	$0.01	$(0.78)
Discontinued operations	—	0.01	—	0.02
Basic and diluted earnings per share attributable to Ciber, Inc.	$—	$(0.81)	$0.01	$(0.76)

Weighted average shares outstanding:
Basic	73,013	71,695	72,874	71,316
Diluted	73,504	71,695	73,423	71,316

Ciber, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$29,073	$65,567
Accounts receivable, net of allowances of $1,199 and $1,422, respectively	209,505	182,359
Prepaid expenses and other current assets	27,036	25,700
Deferred income taxes	2,296	3,302
Current assets of discontinued operations	—	20,382
Total current assets	267,910	297,310

Property and equipment, net of accumulated depreciation of $70,328 and $64,929, respectively	22,934	26,845
Goodwill	273,584	275,504
Other intangible assets, net	316	649
Other assets	9,486	6,900
Long-term assets of discontinued operations	—	17,862

TOTAL ASSETS	$574,230	$625,070

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$3,867	$25,571
Accounts payable	28,921	35,112
Accrued compensation and related liabilities	58,926	60,124
Deferred revenue	19,364	22,308
Income taxes payable	7,718	8,613
Other accrued expenses and liabilities	43,114	45,454
Current liabilities of discontinued operations	—	7,310
Total current liabilities	161,910	204,492

Long-term debt	32,468	41,380
Deferred income taxes	20,092	15,462
Other long-term liabilities	1,031	6,729
Total liabilities	215,501	268,063

Commitments and contingencies

Equity:
Ciber, Inc. shareholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 74,487 shares issued	745	745
Treasury stock, at cost, 1,357 and 1,919 shares, respectively	(7,778)	(10,998)
Additional paid-in capital	333,018	330,088
Retained earnings	43,048	44,337
Accumulated other comprehensive loss	(10,411)	(7,006)
Total Ciber, Inc. shareholders’ equity	358,622	357,166
Noncontrolling interests	107	(159)
Total equity	358,729	357,007

TOTAL LIABILITIES AND EQUITY	$574,230	$625,070

Ciber, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$1,328	$(54,069)
Adjustments to reconcile consolidated net income (loss) to net cash used in operating activities:
Income from discontinued operations	(220)	(1,608)
Goodwill impairment	—	16,300
Depreciation	6,359	5,759
Amortization of intangible assets	325	1,314
Deferred income tax expense	2,606	24,277
Provision for (recovery on) doubtful receivables	(282)	645
Share-based compensation expense	2,930	2,120
Change in value of contingent consideration	318	3,647
Amortization of debt costs	2,100	699
Other, net	211	212
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(28,912)	5,652
Other current and long-term assets	1,939	(984)
Accounts payable	(6,280)	(14,513)
Accrued compensation and related liabilities	(270)	(8,928)
Other current and long-term liabilities	(10,396)	(1,979)
Income taxes payable/refundable	(1,204)	726
Cash used in operating activities — continuing operations	(29,448)	(20,730)
Cash used in operating activities — discontinued operations	(2,301)	(708)
Cash used in operating activities	(31,749)	(21,438)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired	—	(895)
Purchases of property and equipment, net	(2,918)	(5,676)
Cash used in investing activities — continuing operations	(2,918)	(6,571)
Cash provided by (used in) investing activities — discontinued operations	31,461	(36)
Cash provided by (used in) investing activities	28,543	(6,607)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	194,402	198,897
Payments on long-term debt	(225,019)	(190,912)
Employee stock purchases and options exercised	869	6,321
Credit facility fees paid	(3,326)	(190)
Cash provided by (used in) financing activities — continuing operations	(33,074)	14,116
Effect of foreign exchange rate changes on cash and cash equivalents	(214)	6,389
Net decrease in cash and cash equivalents	(36,494)	(7,540)
Cash and cash equivalents, beginning of period	65,567	69,329
Cash and cash equivalents, end of period	$29,073	$61,789

Ciber, Inc.

SUMMARY SEGMENT DATA

(Dollars in thousands)

(Unaudited)

Summary Segment Analysis

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Change	2012	2011	Change
Revenues:
International	$114,827	$126,938	(10)%	$237,576	$248,198	(4)%
North America	123,782	114,055	9%	243,135	247,617	(2)%
Other	736	772	n/m	1,507	1,630	n/m
Total segment revenues	239,345	241,765	(1)%	482,218	497,445	(3)%
Inter-segment	(2,346)	(778)	n/m	(4,201)	(1,545)	n/m
Total revenues	$236,999	$240,987	(2)%	$478,017	$495,900	(4)%

Operating income from continuing operations:
International	$7,079	$7,217	(2)%	15,491	14,493	7%
North America	6,123	(10,558)	158%	11,758	(3,095)	480%
Other	80	73	n/m	130	225	(42)%
Total segment operating income (loss)	13,282	(3,268)	506%	27,379	11,623	136%
Corporate expenses	(8,397)	(7,134)	(18)%	(15,049)	(14,644)	(3)%
Unallocated expenses of discontinued operations	—	(103)	n/m	(242)	(258)	6%
Earnings (loss) before interest, taxes and amortization	4,885	(10,505)	147%	12,088	(3,279)	469%
Goodwill impairment	—	(16,300)	100%	—	(16,300)	100%
Amortization of intangible assets	(161)	(682)	76%	(325)	(1,314)	75%
Total operating income (loss) from continuing operations	$4,724	$(27,487)	117%	$11,763	$(20,893)	156%

n/m = not meaningful

Segments as Percent of Total Segment Revenue and Total Segment Operating Income

(excluding Inter-segment, corporate expenses, goodwill impairment and amortization)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
International	48%	53%	49%	50%
North America	52%	47%	51%	50%
Other	—%	—%	—%	—%
Total segment revenues	100%	100%	100%	100%

Operating income:
International	53%	221%	57%	125%
North America	46%	(323)%	43%	(27)%
Other	1%	2%	—%	2%
Total segment operating income (loss)	100%	(100)%	100%	100%

Segment Operating Margins

(excluding corporate expenses, goodwill impairment and amortization)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating margin:
International	6%	6%	7%	6%
North America	5%	(9)%	5%	(1)%
Other	11%	10%	9%	14%
Total segment operating margin	6%	(1)%	6%	2%

Ciber, Inc.

NON-GAAP FINANCIAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

CIBER reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results.  Certain of the information set forth in this press release constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission.  We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three Months Ended June 30, 2012
	Constant Currency Adjusted Revenue Increase (Decrease)	Impact of Five Fixed-Price Projects	Constant Currency Revenue Increase (Decrease)	Foreign Exchange Impact	GAAP Reported Revenue Increase (Decrease)
Revenues:

Consolidated	—	—	3.4%	(5.1)%	(1.7)%

Adjusted Consolidated	(2.0)%	(5.1)%	3.1%	(4.8)%	(1.7)%

International	—	—	0.1%	(9.6)%	(9.5)%

	Sequential Three Months Ended June 30, 2012
	Constant Currency Revenue Increase (Decrease)	Foreign Exchange Impact	GAAP Reported Revenue Increase (Decrease)
Revenues:

Consolidated	(0.7)%	(1.0)%	(1.7)%

International	(4.6)%	(1.9)%	(6.5)%

Adjusted Second Quarter Results

(all calculations pertain to continuing operations)

	Three Months Ended June 30,			Three Months Ended June 30,
	2012 Consolidated	2011 Consolidated	% Change	2012 North America	2011 North America	% Change
GAAP revenue, as reported	$237.0	$241.0	(1.7)%	$123.8	$114.1	8.5%
Impact from the five fixed-price projects	—	13.4		—	13.4
Adjusted revenue	$237.0	254.4	(6.8)%	$123.8	$127.5	(2.9)%

	Consolidated
	Three Months Ended June 30, 2012		Three Months Ended June 30, 2011		% Change
	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin	Operating Income (Loss)
GAAP, as reported	$4.7	2.0%	$(27.5)	(11.4)%	117.2%
Impact from the five fixed-price projects	—		13.4
Goodwill impairment	—		16.3
Severance	—		2.0
Adjusted results	$4.7		$4.2	1.7%	11.2%

Ciber, Inc.

NON-GAAP FINANCIAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

CIBER reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results.  Certain of the information set forth in this press release constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission.  We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

	North America
	Three Months Ended June 30, 2012		Three Months Ended June 30, 2011		% Change
	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin	Operating Income (Loss)
GAAP, as reported	$6.1	4.9%	$(10.6)	(9.3)%	158.0%
Impact from the five fixed-price projects	—		13.4
Severance	—		1.2
Adjusted results	$6.1		$4.1	3.2%	50.2%

	Three months ended June 30, 2011
	Consolidated Gross Profit	Consolidated Gross Margin	Consolidated Operating Income(Loss)	Net Income (Loss)	Earnings (Loss) per Share
GAAP, as reported	$49.6	20.6%	$(27.5)	$(59.0)	$(0.82)
Impact from the five fixed-price projects	13.4		13.4	13.4	0.19
Goodwill impairment	—		16.3	11.9	0.17
Deferred tax write-off	—		—	29.1	0.41
Segmenta earn-out	—		—	2.0	0.03
Severance	—		2.0	1.9	0.03
Adjusted results	$63.0	24.8%	$4.2	$(0.7)	$(.01)